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
                                                                              Exhibit 12(a)

                           Aon Corporation and Consolidated Subsidiaries
                             Combined With Unconsolidated Subsidiaries
                         Computation of Ratio of Earnings to Fixed Charges



                                                          Years Ended December 31,
                                            -----------------------------------------------------
 (millions except ratios)                     1999       1998       1997      1996       1995
                                            --------   --------   --------   -------   --------

 Income from continuing operations
    before provision for income taxes (1)   $   635    $   931    $   542    $  446     $  458

 ADD BACK FIXED CHARGES:

    Interest on indebtedness                    105         87         70        45         56

    Interest on ESOP                              1          2          3         4          5

    Portion of rents representative of
      interest factor                            49         51         44        29         21

                                            --------   --------   --------   -------   --------
         INCOME AS ADJUSTED                 $   790    $ 1,071    $   659    $  524     $  540
                                            ========   ========   ========   =======   ========


 FIXED CHARGES:

    Interest on indebtedness                $   105    $    87    $    70    $   45     $   56

    Interest on ESOP                              1          2          3         4          5

    Portion of rents representative of
       interest factor                           49         51         44        29         21

                                            --------   --------   --------   -------   --------
         TOTAL FIXED CHARGES                $   155     $  140    $   117     $  78     $   82
                                            ========   ========   ========   =======   ========

 RATIO OF EARNINGS TO FIXED CHARGES             5.1        7.6        5.6       6.7        6.6
                                            ========   ========   ========   =======   ========

 (1) Income from continuing operations before provision for income taxes and minority interest includes special charges of $313 million, $172 million and $90 million for the years ended December 31, 1999, 1997 and 1996, respectively.

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